Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Portfolio Company DBM Global to Acquire Banker Steel Family of Companies, Leading Providers of Fabricated Structural Steel and Erection Services

Acquisition Will Expand HC2’s Leading Steel Infrastructure Business with Enhanced East Coast and  Southeast Presence

NEW YORK, March 15, 2021 -- HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC) announced today that its core infrastructure business DBM Global (“DBM”) has reached an agreement to acquire a 100% interest in Banker Steel Holdco LLC (“Banker Steel”). The Banker Steel family of companies, in the portfolio of Atlas Holdings LLC (“Atlas”), is based in Lynchburg, Virginia and provides fabricated structural steel and erection services primarily for the East Coast and Southeast commercial and industrial construction market. Banker consists of six operating companies:  Banker Steel Co., LLC, NYC Constructors, LLC; Memco LLC; Derr & Isbell Construction LLC; Innovative Detailing and Engineering Solutions; and Lynchburg Freight and Specialty LLC.  The transaction is subject to a financing condition and other customary closing conditions and adjustments, and is expected to close during the second quarter of 2021.

“DBM is one of the leading steel fabrication and erection companies in the US.  This transaction, which is expected to substantially increase DBM’s revenue and EBITDA, expands DBM’s footprint nationwide and further strengthens its position as a preeminent company in its field,” said Avie Glazer, Chairman of HC2.

“Infrastructure spending in America is poised for substantial growth.  The acquisition of Banker Steel greatly enhances the ability of DBM to take increased advantage of substantial infrastructure and commercial opportunities at a critical time,” added Wayne Barr, Jr., Chief Executive Officer of HC2.

“The addition of the Banker Steel family of companies will add significant scale and breadth to our operations, enabling us to provide fabricated structural steel for the entire East Coast construction market, and position us to deliver strong, accelerated growth,” said Rustin Roach, President and CEO of DBM Global. “Banker also brings a highly talented, dedicated group of employees, who have overseen state-of-the-art design-build projects such as the Washington Nationals Park and the Barclays Center, and we look forward to welcoming them to the DBM team.”

“This is a terrific opportunity for Banker to expand our business alongside DBM Global’s industry leading suite of steel construction companies,” said Don Banker, CEO of Banker Steel.  “DBM’s values and objectives closely align with our own, and we look forward to joining forces to provide modern, innovative solutions to customers nationwide.”

About HC2

HC2 Holdings, Inc. (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences, Spectrum and Insurance. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.

About DBM Global

DBM Global is focused on delivering world class, sustainable value to its clients through a highly collaborative portfolio of companies which provide better designs, more efficient construction and superior asset management solutions. DBM Global offers integrated steel construction services from a single source and professional services which include design-assist, design-build, engineering, detailing, BIM co-ordination, steel modeling/detailing, fabrication, rebar detailing, advanced field erection, project management, and state-of-the-art steel management systems. Major market segments include commercial, healthcare, convention centers, stadiums, gaming and hospitality, mixed use and retail, industrial, public works, bridges, transportation, and international projects. The Company, which is headquartered in Phoenix, Arizona, has operations in United States, Australia, Canada, India, New Zealand, Philippines, Singapore, Thailand and the United Kingdom.

About Banker Steel Company

Based in Lynchburg, Virginia, Banker Steel provides fabricated structural steel and erection services for the east coast commercial construction market. The company also provides design-assist services and has had the privilege of fabricating steel for design-build projects such as One Vanderbilt and the Jacob K. Javits Convention Center Expansion, both in New York City, the award-winning Washington Nationals Park in Washington, D.C. and the Barclays Center in Brooklyn, New York. The Banker Steel Family of Companies (www.bankersteel.com) consists of 6 operating companies and approximately 1500 employee with offices or plants in Florida, Georgia, New Jersey, New York, Texas, Virginia, and Ontario, Canada.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the purchase of Banker Steel by DBM Global and our expectations regarding building shareholder value, as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change.  There can be no assurance that the Banker Steel acquisition will be completed as proposed or at all.  All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691